Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS FIRST-QUARTER 2004 RESULTS

•	Order input increases slightly, backlog rises over previous quarter

•	Focus remains on improving operations, costs and margins

•	Company appoints new vice president of sales and marketing

GALION, Ohio, May 12, 2004 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the first quarter ended March 31, 2004.

PECO II reported net sales of $6.6 million in the quarter, compared with $11.1 million in the first quarter of 2003. The Company reported a net loss of $3.0 million, or $0.14 per diluted share, for the quarter, compared with a net loss of $7.0 million, or $0.33 per diluted share, for the first quarter of 2003. The first-quarter 2003 loss included a $1.1 million impairment charge related to excess real estate that the Company listed for sale in the quarter, reflecting the properties at their estimated current fair value based upon market conditions.

Cash used for operating activities was $1.6 million in the first quarter, primarily due to operating losses and inventory investment, however cash was positively impacted by a reduction in accounts receivable and increase in accounts payable. We increased inventory by $351,000 in the first quarter and we continue to increase inventory levels, which utilizes cash flow, based on what our customers are telling us about their proposed, future capital spending plans.

The book-to-bill ratio improved to 1.2 in the first quarter of 2004, compared with 0.7 in the fourth quarter of 2003. R&D expenses were $748,000 in the first quarter of 2004, a 37 percent decrease from $1.2 million in the comparable quarter in 2003. SG&A expenses for the first quarter of 2004 were $1.9 million, a decrease of 38 percent compared with the first quarter of 2003. The Company continues to focus on cost reductions in R&D and SG&A to better align our expenses with revenues.

PECO II, Inc. First-quarter 2004 Results/2

Business Outlook

“Sales in the first quarter were hurt by delays in customers’ budgeting processes as they carefully transitioned from austere capital spending programs to new and increased capital budgets they have announced for 2004,” said James Green, president and chief executive officer. “However, we are encouraged because order input increased significantly and our backlog for first quarter of 2004 rose over our fourth quarter of 2003.”

Green said, “The market, particularly in equipment for wireless services, has experienced growth since mid- 2003 but from a very low level and it remains very competitive. While growth is attainable, margins will remain under stress for the foreseeable future.”

“We are continuing to restructure the organization to improve operations, costs and control” Green added.“We are pushing the pace of product development, incorporating new and more cost efficient technologies and repositioning our products for the changed marketplace. We believe the market has turned and we are well positioned to take advantage of the opportunities with reduced expenses and new and improved products.”

“Among the many positive signs, we received a supply contract from another major wireless carrier in the quarter. We now have contracts with three of the six major carriers and are generating revenue with two of the others. We also have received added acceptance of our products and services from several wireline carriers. We are pleased with our product and market position and the opportunities afforded us for profitable growth and have added two sales representatives to take advantage of these opportunities.”

Green emphasized “We have a solid balance sheet, with more than $15.7 million in cash, and are focused on making strategic investments in systems and technology, and giving customers the greatest value in the marketplace.”

Company Appoints New Vice President of Sales and Marketing

The Company also announced the appointment of Dennis Baughman as vice president of sales and marketing. Baughman assumes the responsibilities from Henk Vande Wetering, who will focus on the development and management of the increasingly important services products while Baughman can focus on the equally important sales and marketing function.

Baughman has 17 years of experience in the communications industry and most recently was vice president, telecom sales and marketing at Delta Energy Systems. Previously, he served in management positions in sales, marketing and services at Marconi and Ascom.

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, May 12, 2004, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

PECO II, Inc. First-quarter 2004 Results/3

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. First-quarter 2004 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)	For the Three Months Ended March 31,
	2004	2003
Net sales:
Product	$4,015	$6,148
Services	2,559	4,962

	6,574	11,110
Cost of goods sold:
Product	4,041	6,709
Services	2,911	5,997

	6,952	12,706
Gross margin:
Product	(26)	(561)
Services	(352)	(1,035)

	(378)	(1,596)
Operating expenses:
Research, development and engineering	748	1,195
Selling, general and administrative	1,932	3,147
Real estate impairment	—	1,096

	2,680	5,438

Loss from operations	(3,058)	(7,034)
Interest income, net	25	17

Loss before income taxes	(3,033)	(7,017)
Provision for income taxes	20	27

Net loss	$(3,053)	$(7,044)

Net loss per common share:
Basic	$(0.14)	$(0.33)

Diluted	$(0.14)	$(0.33)

Weighted average common shares outstanding:
Basic	21,402	21,142

Diluted	21,402	21,142

PECO II, Inc. First-quarter 2004 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,706	$17,366
Accounts receivable	5,270	5,967
Inventories	8,925	8,573
Prepaid expenses and other current assets	525	410
Assets held for sale	4,136	4,136
Restricted industrial revenue bond funds	7,219	7,148

Total current assets	41,781	43,600

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,363	9,945
Machinery and equipment	9,315	9,671
Furniture and fixtures	6,455	7,614

	26,387	27,484
Less-accumulated depreciation	(12,985)	(13,422)

	13,402	14,062
Other Assets:
Goodwill and other intangibles, net	7,842	7,842
Long term notes receivable	21	20

Total Assets	$63,046	$65,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$—	$—
Current portion of industrial revenue bonds	$6,080	6,080
Capital leases payable	94	158
Accounts payable	2,136	1,113
Accrued compensation expense	1,397	1,492
Other accrued expenses	5,678	6,030
Accrued income taxes	595	579

Total current liabilities	15,980	15,452

Long-term Liabilities:
Capital leases payable, net of current portion	514	535

Total long-term liabilities	514	535
Shareholders’ Equity:
Common shares	2,816	2,816
Additional paid-in capital	110,451	110,726
Retained deficit	(65,380)	(62,327)
Treasury shares	(1,335)	(1,678)

Total shareholders’ equity	46,552	49,537

Total Liabilities and Shareholders’ Equity	$63,046	$65,524

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